Exhibit 99.1

Company Contact Paul W. Hawran (858) 202-9000	Investor Relations Contact Lippert/Heilshorn & Associates Jody Cain (jcain@lhai.com) Kevin McCabe (kmccabe@lhai.com) (310) 691-7100

Media Relations Pure Communications Inc. Andrea Johnston, (910) 509-3970 Sheryl Seapy, (949) 608-0841

SEQUENOM TO COMMENCE EXCHANGE OFFER TO ACQUIRE EXACT SCIENCES

SAN DIEGO, January 14, 2009 – Sequenom, Inc. (NASDAQ: SQNM) announced that it intends to make an exchange offer to acquire all of the outstanding shares of common stock of EXACT Sciences Corporation (NASDAQ: EXAS) in an all-stock transaction valued at approximately $41 million. Under the terms of the proposal, each share of EXACT Sciences would be exchanged for $1.50 in Sequenom common stock. This consideration would be subject to a floating exchange rate within a 15% collar, in which the price of Sequenom’s common stock is between $20.74 and $28.06 per share. The acquisition of EXACT Sciences, a pioneer in noninvasive stool-based DNA screening technologies for colorectal cancer, would provide Sequenom with an expanded noninvasive diagnostics offering in oncology, and position Sequenom with one of the most comprehensive noninvasive cancer diagnostic portfolios. The complete terms and conditions of the offer will be filed with the U.S. Securities and Exchange Commission.

“We are disappointed that the Board of EXACT Sciences has rejected our proposal. Unfortunately, the Board of EXACT Sciences has failed to recognize the potential value the combination of our two companies could provide to our respective shareholders,” stated Harry Stylli, Ph.D., President and Chief Executive Officer of Sequenom. “Based on the public statements of the EXACT Board, we continue to be concerned that EXACT may enter into transactions which may not be in the best interest of its shareholders. Therefore, in the event EXACT Sciences enters into any material out-licensing agreement, collaboration or financial restructuring, we will immediately withdraw our offer.

“We have decided to move forward with this acquisition because EXACT Sciences is essentially a shell with intellectual property assets, and we expect it would be straightforward to assimilate the assets into our operations with minimal near-term cash outlay and execution risk to our current initiatives,” added Dr. Stylli. “EXACT Sciences is facing multiple, significant business challenges, and we believe our proposal will address several of these including the risk of delisting from The NASDAQ Capital Market, uncertain prospects for future financing, the need for further restructuring and significant execution risk.”

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate the results of genomic science into solutions for noninvasive prenatal diagnostics, biomedical research, translational research and molecular medicine applications. The Company’s proprietary MassARRAY® system is a high-performance (in speed, accuracy and cost efficiency) nucleic acid analysis platform that quantitatively and precisely measures genetic target material and variations. The Company has exclusively licensed intellectual property rights for the development and commercialization of noninvasive prenatal genetic tests for use with the MassARRAY system and other platforms. Sequenom maintains a website at www.sequenom.com to which Sequenom regularly posts copies of its press release as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission (the “SEC”) or posts certain other information to the Web site.

Sequenom® and MassARRAY® are registered trademarks of Sequenom, Inc.

Important Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release relates to a transaction with EXACT Sciences proposed by Sequenom, which is intended to become the subject of a registration statement and Schedule TO filed with the SEC. This material is not a substitute for the prospectus or Schedule TO Sequenom intends to file with the SEC regarding the proposed transaction or for any other document which Sequenom may file with the SEC and send to EXACT Sciences shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF SEQUENOM AND EXACT SCIENCES ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of any documents filed with the SEC by Sequenom through the Web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to the Sequenom Investor Relations Department, Sequenom, Inc. 3595 John Hopkins Court, San Diego, CA 92121.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s intention to make an exchange offer to acquire the outstanding common stock of EXACT Sciences, including the anticipated terms and conditions of the proposed transaction, the anticipated benefits of the proposed transaction to Sequenom and the shareholders of EXACT Sciences, Sequenom’s future growth, Sequenom’s integration related risks and ability to complete the transaction without cooperation from EXACT Sciences’ management or board of directors, and the business challenges and risks facing EXACT Sciences, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with the timing and uncertainty of closing a transaction on the proposed terms or at all, the integration of acquired companies, the uncertainty of realizing expected synergies and benefits from acquisitions, the risks of unknown costs of acquisitions, Sequenom’s and EXACT Sciences’ operating performance, demand for and market acceptance of Sequenom’s and EXACT Sciences’ products, services, and technologies, new technology and product development and commercialization particularly for new technologies, reliance upon the collaborative efforts of other parties, research and development progress, competition, intellectual property protection, government regulation, obtaining or maintaining regulatory approvals, and other risks detailed from time to time in Sequenom’s and EXACT Sciences’ SEC filings, including Sequenom’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents subsequently filed with or furnished to the SEC. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

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